Exhibit 10.1

SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is entered into as of September 25, 2007 (the “Effective Date”), between Digital Music Group, Inc., a Delaware corporation (“DMGI”), and Cliff Haigler, a resident of Texas (the “Executive”).

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1. Position and Duties. During the term of this Agreement, Executive will serve DMGI as its Chief Financial Officer. As such, Executive shall have such responsibilities, duties and authority as reasonably accorded to and expected of a Chief Financial Officer. These responsibilities, duties and authority will include, among other things, responsibility for financial matters involving DMGI, including staffing of and managing the personnel within the finance, treasury, taxation, and accounting functions; establishing and monitoring the corporate internal control environment and external and internal financial and tax reporting by DMGI; maintaining professional relationships and serving as a principal contact with bankers and external auditors of DMGI. In this regard, Executive acknowledges that he understands the affirmative and negative covenants contained in the Agreement and Plan of Merger dated July 10, 2007, as amended and restated on September 13, 2007, among DMGI, DMGI’s wholly-owned subsidiary, DMGI New York, Inc., and The Orchard Enterprises Inc. (“Orchard”), which impact the conduct of DMGI’s business and affairs between the Effective Date and the consummation of such merger and will strive to manage DMGI’s business and affairs in a manner that is not in violation of such covenants. Additional or different duties, titles or positions may from time to time be assigned to or taken from Executive by the Board of Directors of DMGI, provided that any such changes are consistent and compatible with Executive’s experience, background and managerial skills. Executive will report directly to the Chief Executive Officer of DMGI, but will maintain close communications with the Chairman of the Board of DMGI, particularly as it relates to matters that impact or potentially could impact the contemplated merger with Orchard, as discussed above.

2. Performance of Duties; Prior Agreements. Executive hereby represents and warrants that he is free to enter into and perform the services contemplated under this Agreement and the agreements referred to herein without breach of any agreement or contract to which he is a party or by which he is bound. Executive hereby further represents and warrants that he has provided DMGI with copies of any employment, confidentiality, non-competition or non-solicitation agreements currently binding upon him. To the extent that Executive is still bound by any terms contained in any other agreement(s) with DMGI, including (by way of example) but not limited to, a termination agreement, consulting agreement, employment agreement, non-competition agreement, voting agreement, lock-up agreement, or restricted stock agreement, the terms of such other agreement with DMGI shall remain in full force and effect and nothing contained herein shall be considered a waiver of the rights of any party under such other agreements.

3. Non-exclusive Nature of Service. Executive is expected to devote at least a majority of his time and efforts (from a business perspective) to this assignment and, during such time, to apply his skills, effort and experience to the performance of his duties hereunder and advancing DMGI’s interests. DMGI acknowledges that Executive has other business interests and investments and that Executive may be engaged in other non-competitive business activity pursued for salary, fees, profit, gain or other pecuniary advantage. However, Executive represents and warrants that such activity will not interfere with Executive’s contemplated duties and responsibilities hereunder and that Executive will otherwise refrain from engaging in any activities in direct conflict with the performance of his duties hereunder.

4. Compliance with Policies. DMGI has established policies, procedures and practices, and Executive will comply with and be bound by all such policies, procedures and practices in effect from time-to-time during Executive’s assignment under this Agreement. Executive will be in a position of leadership within DMGI and will be expected to faithfully adhere to, execute and fulfill all corporate policies established by DMGI, now and in the future, in addition to monitoring compliance with such policies by other officers, employees and directors, particularly DMGI’s Code of Business Conduct.

5. Confidential or Proprietary Information and Inventions.

5.1 Company Information. Executive agrees at all times during the term of his assignment and thereafter, to hold in strictest confidence and not to use, except for the benefit of DMGI, or to disclose to any person, firm or corporation (except within the scope of his assignment) without written authorization of the Chief Executive Officer or Chairman of the Board of Directors of DMGI, any Confidential Information of DMGI. Executive understands that “Confidential Information” means any DMGI financial or operating information, contents of music and video libraries, data bases, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products and processes, services, customer lists, channel partner lists, target acquisition lists and customers, channel partners and target acquisitions (including, but not limited to, customers, channel partners and target acquisitions of DMGI on whom Executive called or with whom Executive became acquainted during the term of his assignment), market data, software, inventions, music and video processing techniques, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, financial reports or other business information disclosed to Executive by DMGI or prepared by Executive during his assignment by DMGI, either directly or indirectly, in writing, orally, by drawings, or by observation of documents, technology or equipment. DMGI and Executive acknowledge that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Executive’s or of others who were under confidentiality obligations as to the item or items involved.

5.2 Third Party Information. Executive recognizes that DMGI has received and in the future will receive from third parties (including, but not limited to, vendors, customers, channel partners, acquisition targets and Orchard) their confidential or proprietary information subject to a duty on DMGI’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for DMGI consistent with DMGI’s agreement with such third party.

5.3 No Prior Inventions. Executive represents that, as of the Effective Date of this Agreement, other than musical composition and sound recording copyrights, he has no inventions, original works of authorship, developments, improvements or trade secrets which were made by him prior to his assignment with DMGI, which relate to DMGI’s business, operations, digitization processes, music or video library or research and development.

5.4 Future Inventions. DMGI shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort) to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in the whole or in part, by Executive during the term of his assignment with DMGI to and only to the fullest extent allowed by California Labor Code Section 2870 (attached hereto as Exhibit A) (collectively referred to herein as “Inventions”). Executive agrees that he will promptly make full written disclosure to DMGI, will hold in trust for the sole right and benefit of DMGI, and hereby assign to DMGI or its designee, all his right, title, and interest in and to any and all Inventions, except as provided in Section 5.7 below. To the extent allowed by law, this section includes all right of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” or the like. To the extent Executive retains any such moral rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such moral rights by or authorized by DMGI and agrees not to assert any moral rights with respect thereto. Executive will confirm any such ratifications, consents and agreements from time to time as requested by DMGI.

5.5 Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during the term of his assignment with DMGI. The records will be in the form of notes, sketches, drawings and any other format that may be specified by DMGI. The records will be available to and remain the sole property of DMGI at all times.

5.6 Patent and Copyright Registrations. Executive agrees to assist DMGI, or its designee, at DMGI’s expense, in every proper way to secure DMGI’s rights in any Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to DMGI of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which DMGI shall reasonably deem necessary in order to apply for and obtain such rights and in order to assign and convey to DMGI, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement. If DMGI is unable because of his mental or physical incapacity or for any other reason to secure his signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to DMGI as above, then Executive hereby irrevocably designates and appoints DMGI and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the processing and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.

6. Compensation.

6.1 Fee. Beginning on the Effective Date, DMGI shall pay Executive a fee of three thousand dollars ($3,000) semi-monthly, payable on the 15th and the last day of the month. The first and last semi-monthly payments due under this Agreement may be pro-rated for the actual number of days for which Executive served during the period. If required by applicable law, the fees payable to Executive hereunder shall be reduced by federal, state, local and other withholding and similar taxes. Executive acknowledges that he is responsible for payment of his estimated federal income tax, employment taxes and social security taxes. Further, Executive will comply with all taxing authorities, regulations and laws, whether federal or state.

6.2 Expenses. DMGI will reimburse Executive for all reasonable and necessary travel and other expenses incurred by Executive in connection with DMGI’s business, provided that such expenses are in accordance with DMGI’s applicable expense reporting and reimbursement policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.

6.3 Benefits. Except as specifically provided in this Agreement, DMGI shall not be obligated to provide Executive with any benefits or compensation as a result of his service as an officer of DMGI or any of its subsidiaries or affiliates.

6.4 Relationship. No provision herein shall in any way be construed as causing DMGI and Executive to be engaged in any partnership or joint venture. DMGI and Executive agree that Executive is an independent contractor under this Agreement engaged to provide certain specified services herein.

7. Term and Termination. This Agreement will commence on the Effective Date and will continue until the earlier of (a) December 31, 2007, (b) the closing date of the merger with Orchard, or (c) when terminated pursuant to any one of the following:

7.1 Death or Disability. The death of Executive or incapacity due to physical or mental illness or injury rendering Executive incapable of performing his duties hereunder shall immediately terminate this Agreement.

7.2 For Cause. DMGI may terminate Executive’s assignment under this Agreement for “cause,” which shall include: (a) Executive’s material and irreparable breach of this Agreement; (b) Executive’s gross negligence or gross insubordination in the performance or intentional nonperformance (continuing for ten (10) days after receipt of written notice from DMGI of the need to cure) of any of Executive’s assigned duties and responsibilities hereunder; (c) Executive’s willful dishonesty, fraud, misrepresentation or misconduct with respect to the business and affairs of DMGI which adversely affects the operations, reputation or business prospects of DMGI; (d) Executive’s willful, reckless or grossly negligent violation of a material provision of DMGI’s Code of Business Conduct or other written corporate policy; (e) Executive’s willful or reckless violation of any federal, state or local law or regulation applicable to DMGI’s business; (f) Executive’s conviction of any felony crime; (g) Executive entering a plea of nolo contendere to any crime involving any act of moral turpitude; or (h) chronic alcohol abuse or illegal drug use by Executive (“Termination for Cause”).

7.3 Without Cause. This Agreement may be terminated by DMGI without cause, which notice can be given by DMGI at any time after the Effective Date at DMGI’s sole discretion, for any reason or for no reason (“Termination Without Cause”).

7.4 Voluntary. This Agreement may be terminated by Executive on the effective date of a written notice sent to DMGI from Executive stating that Executive is electing to terminate his assignment with DMGI without “good reason” as defined in Section 7.5 hereof (“Voluntary Termination”).

8. Effect of Termination.

8.1 Termination as a Result of Death or Disability. In the event of any termination of this Agreement pursuant to Section 7.1 hereof, no additional compensation is due to Executive or Executive’s estate beyond the date of death or disability.

8.2 Termination for Cause or Voluntary Termination. In the event of any termination of this Agreement pursuant to Sections 7.2 or 7.4 hereof, DMGI shall pay Executive the compensation otherwise payable under Section 6 hereof through the date of termination.

8.3 Termination Without Cause. In the event of any termination of this Agreement pursuant to Sections 7.3 hereof, DMGI shall pay Executive in a lump-sum the compensation otherwise payable to Executive under Section 6 through December 31, 2007.

9. Return of DMGI Property. All records, documents, designs, patents, business plans, financial information, manuals, correspondence, memoranda, data bases, lists and other property delivered to or compiled by Executive by or on behalf of DMGI or its representatives, vendors, customers, channel partners and acquisition targets which pertain to the business of DMGI shall be and remain the property of DMGI and be subject at all times to its discretion and control. Upon termination of Executive’s assignment for any reason, all such material which has been collected or accumulated by Executive shall be delivered promptly to DMGI without request by it.

10. No Employee Solicitation. So long as Executive is receiving compensation under this Agreement and for six (6) months thereafter, Executive shall not, directly or indirectly, either for himself or for any other person or entity, directly or indirectly, solicit, induce or attempt to induce any employee of DMGI or Orchard to terminate his/her employment with DMGI or Orchard.

11. Miscellaneous.

11.1 Arbitration. Executive and DMGI agree that any unresolved dispute, controversy or claim arising out of, or relating to, this Agreement or any alleged breach hereof shall be settled exclusively by binding arbitration, provided, however, that DMGI retains its right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Any such arbitration proceedings shall be conducted in Austin, Texas, in accordance with the commercial arbitration rules of the American Arbitration Association in effect at that time. The arbitrator(s) shall not have the authority to add to, detract from or modify any provision hereof nor to award punitive damages to any injured party. The arbitrator(s) shall have the authority to order compensation, reimbursement of costs, including legal fees and other costs incurred to enforce this Agreement or to defend against charges brought hereunder, and interest thereon in the event the arbitrator(s) determines that DMGI has breached this Agreement. The arbitrator(s) shall have the authority to order return of fees paid, reimbursement of costs and any damages actually sustained by DMGI, including legal fees and other costs incurred to enforce this Agreement or to defend against charges brought hereunder, and interest thereon in the event the arbitrator(s) determines that Executive has breached this Agreement. A decision by the arbitrator or a majority of the members of an arbitration panel (not to exceed three (3) arbitrators) shall be final and binding, and judgment upon the determination or award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The direct expense of any arbitration proceeding shall initially be borne by DMGI, but the arbitrator(s) shall have the authority to reallocate such cost among the parties upon conclusion of the proceedings.

11.2 Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

11.3 Remedies. DMGI and Executive acknowledge that the service to be provided by Executive is of a special, highly skilled, extraordinary and intellectual character, which gives it peculiar value the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive hereby consents and agrees that for any breach or violation by Executive of any of the provisions of this Agreement including, without limitation, Sections 3, 4, 5, 9 and 10 hereof, a restraining order and/or injunction may be issued against Executive, in addition to any other rights and remedies DMGI may have, at law or equity, including without limitation the recovery of money damages.

11.4 No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

11.5 Assignment. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. DMGI may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes DMGI’s obligations hereunder.

11.6 Entire Agreement. This Agreement constitutes the entire and only agreement between the parties relating to this specific assignment, and this Agreement supersedes and cancels any and all previous verbal understandings with respect to this specific assignment.

11.7 Amendment. This Agreement may not be amended or modified, except by an agreement in writing executed by both parties hereto and approved by the Board of Directors of DMGI or its Compensation Committee.

11.8 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other party:

If to DMGI:	Digital Music Group, Inc.
2151 River Plaza Drive, Suite 200
Sacramento, CA 95833

Phone:	916-239-6010

Fax:	916-239-6017

Attention:	Chairman of the Board of Directors

If to Executive:	Cliff Haigler
404 Rio Grande, Apt. #32
Austin, TX 78701

Phone:	512-519-9000

11.9 Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

11.10 Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents and the word “or” is used in the inclusive sense.

11.11 Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

11.12 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflict of laws.

IN WITNESS WHEREOF, DMGI and Executive have executed this Agreement as of the date first above written.

DMGI		EXECUTIVE

By:	/s/ Clayton Trier	/s/ Cliff Haigler
Name:	Clayton Trier	Cliff Haigler
Title:	Chairman of the Board